Exhibit 3.1

ARTICLES OF AMENDMENT TO
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ANGEION CORPORATION

The undersigned, an officer of Angeion Corporation, a Minnesota corporation, in order to amend the Amended and Restated Articles of Incorporation, effective as of August 21, 2012, hereby states as follows:

The following Amendment to the Amended and Restated Articles of Incorporation of Angeion Corporation was adopted in accordance with Minnesota Statutes, Chapter 302A:

ARTICLE 1 – NAME

The name of the corporation is MGC Diagnostics Corporation.

IN WITNESS WHEREOF, I have hereunto set my hand this 24th day of July 2012.

ANGEION CORPORATION

/s/ Robert M. Wolf
Robert M. Wolf Chief Financial Officer